SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):
June 25, 2010 (June 23, 2010)

General Environmental Management, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Nevada	33-55254-38	87-0485313
(State of Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3191 Temple Avenue, Suite 250 Pomona, California 91768
(Address of Principal Executive Offices) (Zip Code)

(909) 444-9500
(Registrant's Telephone Number, Including Zip Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]   Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13c-4(c)

Item 1.01     Entry into a Material Definitive Agreement

On November 13, 2009, Registrant entered into a Stock Purchase Agreement  ("Agreement") with United States Environmental Response, LLC, a California limited liability company (“Seller”) pursuant to which the Registrant purchased all of the issued and outstanding capital stock (the "Shares")of California Living Waters, Incorporated ("CLW"), a privately held company.  CLW owns all of the issued and outstanding capital stock of Santa Clara Waste Water Company (SCWW") a California corporation. CLW's only operating subsidiary is SCWW.

In consideration for the sale, GEM issued six promissory notes (individually a "Note" and collectively, the "Notes") in the aggregate principal amount of $9,003,000, and warrants to purchase 425,000 shares of GEM's common stock. Registrant is in default on the payment of the Notes.

As Security of the payment of the Notes, the Parties entered into a Security Agreement dated November 6, 2009, pursuant to which Registrant pledged the CLW Shares as security for the payment of the Notes to the Seller and Seller's designees.  On March 1, the Registrant paid $250,000 to the Seller.  On April 23, 2010, the Security Agreement was amended by an Amended Security Agreement (the "Amended Security Agreement").

Due to the events of default by the Registrant and pursuant to the Security Agreement, the Shares of CLW were sold during June 2010 to satisfy the obligations to the Sellers. The Registrant executed an agreement of settlement and release with the Seller and Seller's designees as of June 24, 2010.

The Registrant has entered into a Letter of Intent to execute formal agreements with Bio-Energy Solutions Group, Inc. (BESG) to manage their waste-to-energy operations in Pernambuco, Brazil, including the collection and processing of municipal solid waste and subsequent conversion to alternative energy.  The management agreement will have a term of fifteen years.

The Registrant is also pursuing other opportunities in the environmental services and treatment field.

Item 9.01     Financial Statements and Exhibits

Exhibit Number	Descriptions

10.43	Agreement of Settlement and Release dated June 24, 2010

SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

General Environmental Management, Inc

By: /s/ Timothy Koziol
Timothy Koziol, Chief Executive Officer

Date: June 25, 2010

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